EXHIBIT 10.33


June 5, 1996



Mr. James E. Boyd
14401 Soldier Road
Charlotte, NC 28278

Dear Jim:

         This letter memorializes our agreement with respect to your termination of employment from Yale International, Inc./Spreckels Industries, Inc. (together "Yale"). As used in this letter agreement ("Agreement"), "you" means you, all of your heirs, successors, representatives and assigns and "Yale" means Yale International, Inc./Spreckels Industries, Inc., its successors, assignees, and its past, present and future managers, agents, affiliates, trustees, shareholders, directors, representatives, indemnitors, attorneys and employee benefit plans and its affiliated companies and their past, present and future managers, agents, affiliates, trustees, shareholders, directors, representatives, indemnitors, attorneys and employee benefit plans. Employee benefit plans for purposes of this Agreement, does not and shall not include the Spreckels Industries, Inc. New Management Stock Option Plan (effective September 2, 1993) or any other stock option plan of Yale, under which you hold shares of the capital stock of Yale, or the right to acquire shares of the capital stock of Yale.

                         AGREEMENT AND RELEASE OF CLAIMS

         1. Yale agrees to pay you a severance payment in the amount of $175,000, less statutory deductions (the "severance payment"). The severance payment will be paid in twelve (12) monthly installments beginning July 1, 1996. In addition, any payments due you under the Fiscal 1996 Management Incentive Plan will be paid within 15 days after approval of Fiscal 1996 Plan awards by the Board of Directors. Such payment will be computed based on actual Fiscal 1996 Industrial results and your earnings for 12 months. You will be maintained as an active employee with full pay and benefits through June 30, 1996. The severance payment represents all payments due you by Yale under any severance, executive severance, retention, or any other such policy or practice. It does not restrict your rights to additional benefits under the Executive Severance Policy. It also does not restrict your rights to medical, dental and life insurance coverages for 12 months from June 30, 1996, provided you continue to make any required contributions. Yale's policy provides that to be eligible for payment under the policy, "you must in writing, release the


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Mr. James E. Boyd
June 5, 1996
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Company, its subsidiaries and its employees from all claims, including those regarding discrimination because of age, sex, race, national origin or physical or mental impairment." This Agreement is the release that you must sign in order to receive a severance payment under the policy. You will not receive any benefits or payments under this Agreement if you do not sign the Agreement or if you exercise your right to revoke this Agreement, as set forth in paragraph 10.

         2. If you sign this Agreement, you agree to the terms below, and the waivers and releases set forth in the paragraphs below will be effective.

         3. You release Yale from any and all claims, demands, actions and causes of action, of any and every sort, whether known or unknown, arising out of any source from the beginning of time up to and including the date of this Agreement.

         4. You understand that this Agreement shall not be considered as an admission by Yale of (a) any liability whatsoever, (b) your rights or the rights of any other person under any order, law or statute, (c) a breach of any contract and (d) any act of discrimination against you or any other person. Yale specifically disclaims (a) any liability to you or discrimination against you or any other person, (b) any alleged violation of your rights or the rights of any person under any order, law or statute and (c) any breach or violation of any contract, wage order or law. Except in an action for breach of this Agreement or to enforce its provisions, this Agreement may not be presented or used as evidence against Yale in any action, proceeding or claim against Yale.

         5. You agree and represent that you have not and will not, file any claim or action against Yale with any administrative agency, arbitrator, board or court. You further agree that if any agency, arbitrator, board or court assumes jurisdiction of any claim or action against Yale that relates to your employment in any way, you will join with Yale to request in writing that the matter be dismissed with prejudice. You agree that you will not cooperate or participate in the investigation or prosecution of any such claim or action unless compelled to do so by legal process and then only to such extent.

         6. Notwithstanding anything to the contrary, you irrevocably and unconditionally release and forever discharge Yale from any and all actions or liabilities of any kind (including attorneys' fees, interest, expenses, and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising out of your hiring, employment with Yale or termination from Yale.

         7. You understand that various statutes provide you with the right to bring actions against Yale if you believe that you have been discriminated against on the basis of race, ancestry, color, religion, sex, marital status, sexual orientation, status as a veteran of the Vietnam Era, national origin, disability or medical condition or if you believe that you have been retaliated against


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Mr. James E. Boyd
June 5, 1996
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for filing such a claim. Such statutes include, but are not limited to, Title
VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Uniformed Services Employment and Reemployment Act of 1994, the Employee Retirement Income Security Act of 1984, as amended ("ERISA"), the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Equal Pay Act, ss.1981 of Title 42 of the United States Code and the Americans with Disabilities Act, (collectively, the "Acts"). ERISA also provides you with the right to bring actions against Yale if you believe that Yale violated ERISA's provisions. You understand the rights afforded under the Acts and agree that you will not file any action against Yale based upon any alleged violations of the Acts. You waive any rights to assert a claim for relief available under the Acts against Yale including, but not limited to, back pay, attorneys' fees, damages, reinstatement or injunctive relief. You waive and agree that you have no right to be recalled, or to reemployment or reinstatement.

         8. You represent and agree that you have not relied upon any representations made by Yale with regard to the subject matter of this Agreement other than what is contained in this Agreement itself. You agree that this Agreement reflects the full understanding of the parties and supersedes, replaces and renders void and unenforceable all prior oral and written agreements relating to your hiring or termination of employment with Yale in any way.

         9. You specifically understand and acknowledge that the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), provides you with the right to bring a claim against Yale, if you believe that you have been discriminated against on the basis of age. You understand the rights afforded under ADEA and agree that you will not file any claim or action against Yale based on any alleged violation or violations of ADEA arising prior to the date you execute this Agreement. You hereby waive any right to assert a claim for relief under ADEA, including but not limited to, back pay, attorneys' fees, damages, reinstatement or injunctive relief.

         10. A copy of this Agreement was delivered to you on June 4, 1996. You understand and agree that you:

                  a. have carefully read and fully understand all of the provisions of this Agreement;

                  b. waive and release Yale from any and all claims or rights that you may have against Yale, including without limitation, claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. ss.621, et seq.);

                  c. are not waving any ADEA rights or claims that may arise after the date of this Agreement is executed;



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Mr. James E. Boyd
June 5, 1996
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                  d.       are waiving any rights and claims in exchange for
                           consideration in addition to anything of value to which you are already entitled;

                  e. were advised, are hereby advised in writing, and have had the opportunity to consider the terms of this Agreement and consult with an attorney of your choice prior to executing this Agreement;

                  f. have twenty-one (21) calendar days to review this Agreement before signing it; and

                  g. understand that for a period of seven (7) days following the execution of this Agreement, you may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired.

         11. In addition to the payments and benefits outlined in paragraphs 1 and 2 above, and pursuant to the Executive Severance Policy attached, Yale agrees to provide you with the following additional benefits:

                  (a) Vacation pay of $16,825 equal to twenty-five (25) days pay.

                  (b) A one time payment of $115,750, which include $100,000 of additional severance payment, $15,000 in lieu of outplacement services and $750 to cover the total cost of your legal fees in connection with the review of this document by your lawyer.

                  (c) Both the vacation pay ("a" above) and the one time payment ("b" above) will be paid in a lump sum ten
                           (10) days after receipt of a signed copy of this agreement.

                  (d) A one-time payment of the vested portion of your Supplemental Employee Retirement Plan will be paid to you within 15 days' after calculation of the amount you are owed by William Mercer, Inc. This calculation will determine the present value payment utilizing long-term treasury rates for the discount factor. With the payment of this amount, you will not be eligible for any additional payments under the Company's Supplemental Employee Retirement Plan.

                  (e) Vesting in the 1994 Stock Option grant, providing you with vesting of one-third of the options, which vesting would have otherwise occurred on June 30, 1996, covering options of 2,167.


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Mr. James E. Boyd
June 5, 1996
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                  (f)      Vesting in the 1995 Stock Option grant, providing you
                           with vesting of 5,000 options which vesting would have otherwise occurred on June 30, 1996.

                  (g) You will have one (1) full year from signing this Agreement to exercise these options.

         12. In addition, you agree to enter into a Non-Competition Agreement, as follows:

                  (a) Covenant Not to Compete. During a period of two years following the execution of this Agreement, you shall not, directly or indirectly, engage in any business or activity in which Yale or any subsidiary of Yale is engaged ("Competitive Business") nor be employed by, render services of any kind to, advise or receive compensation in any form from, nor invest or participate in any manner or capacity in, any entity or person which directly or indirectly engages in a Competitive Business.

                  (b) Purpose of Covenant. It is agreed by both parties hereto that the covenants contained in Subsection (a) of Paragraph 12 above, are reasonable and necessary to protect the confidentiality of the customer lists and trade secrets, and other confidential information concerning Yale, acquired by you.

                  (c) Specific Performance. You and Yale recognize and agree that (i) because of the nature of the businesses in which Yale and its subsidiaries are engaged and because of the nature of the confidential information which you have acquired or will acquire with respect to the businesses of Yale and its subsidiaries, it would be impracticable and excessively difficult to determine the actual damages of Yale or its subsidiaries in the event that you breach any of such covenants. Accordingly, if you commit any breach of such covenants or threaten to commit any such breach, then Yale shall have the right to have the covenants contained in Subsection
                           (a) of paragraph 12 above, specifically enforced by any court having equity jurisdiction, without posting bond or other security, it being acknowledged and agreed by both parties hereto that any such breach or threatened breach would cause irreparable injury to Yale and its subsidiaries and that an injunction may be issued against you. The rights described in this Subsection (c) shall be in addition to, and not in lieu of, any other rights or remedies available to Yale under law or in equity.




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Mr. James E. Boyd
June 5, 1996
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         13. No Solicitation or Hiring. During the two-year period following the execution of this Agreement, you shall not, directly or indirectly:

                  (a) Contact any employee or consultant of Yale or any of its subsidiaries to solicit such employee or consultant (or any entity in which such employee or consultant has a significant equity interest) to become an employee, partner or independent contractor of you or any other person; or

                  (b) Employ or retain any present or former employee or consultant of Yale or any of its subsidiaries (or any entity in which such employee or consultant has a significant equity interest) as an employee, partner or independent contractor of you or any other person.

         14. You acknowledge that in the course of your employment with Yale, you had access and became acquainted with information concerning the business operations of Yale. Such information would include, without limitation, financial information, personnel information, sales data, client lists, technical data and other information that is owned by Yale and regularly used in Yale's business operations (collectively referred to as "confidential information"). You agree that you will not disclose (except in the course of your ongoing employment at Yale or as may be required by process of law or as required by legal regulation) any confidential information, directly or indirectly, or use it in any way. You also agree that you will not disclose (except as may required by process of law or legal regulation), the existence or terms of this Agreement except that you may disclose it to your spouse or attorney or financial professional on an as needed basis and only after obtaining that individual's agreement not to disclose the contents of this Agreement.

         15. You understand and agree that if at any time a violation of any term of this Agreement is asserted by any party to this Agreement, that party shall have the right to seek specific performance of that term and/or necessary and proper relief, including but not limited to, damages from any court of competent jurisdiction, and the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

         16. Modification by Court. If any of the covenants contained in this Agreement is determined to be unenforceable because of the duration of such covenants or the area covered thereby, then the court making the determination shall have the power to reduce the duration of such covenants and/or the area covered thereby, and such covenants, in their reduced form, shall be enforceable.

         17. Different Jurisdictions. If any of the covenants contained in this Agreement is determined to be wholly unenforceable by the courts of any domestic or foreign jurisdiction, then the determination shall not bar or in any way affect Yale's right to relief in the courts of any other


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Mr. James E. Boyd
June 5, 1996
Page 7

jurisdiction with respect to any breach of such covenants in such other jurisdiction. Such covenants, as they relate to each jurisdiction, shall be severable into independent covenants and shall be governed by the laws of the jurisdiction where a breach occurs.

         18. This Agreement shall be binding upon the parties to this Agreement and upon their spouses, heirs, administrators, representatives, executors, successors and assigns. You expressly warrant that you have not transferred and will not transfer to any person or entity any rights, causes of action or claims released in this Agreement. No promise or agreement made after the execution of this Agreement shall be binding unless it is in writing and signed by the authorized representatives of the parties.

         19. This Agreement shall be construed and governed under the laws of the State of North Carolina.

Date:    _____________________, 1996        /s/     JAMES E. BOYD
                                            ---------------------------
                                                    JAMES E. BOYD

                                             YALE INTERNATIONAL, INC./
                                             SPRECKELS INDUSTRIES, INC.


Date:    _____________________, 1996      By: /s/   GARY L. TESSITORE
                                              -------------------------
                                                    Gary L. Tessitore

                                          Its: President and Chief Executive
                                               Officer



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